Exhibit 99.1

G-III APPAREL GROUP, LTD.

G-III APPAREL GROUP, LTD. ANNOUNCES THE ELECTION OF LISA WARNER WARDELL AND PATTI H. ONGMAN TO ITS BOARD OF DIRECTORS

New York, New York – March 31, 2022 -- G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced the election of Ms. Lisa Warner Wardell, Executive Chairman of the Board of Directors of Adtalem Global Education, and Ms. Patti H. Ongman, recently retired Chief Merchandising Officer at Macy’s Inc. and an external advisor to a leading international consulting company.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We are pleased to welcome Lisa and Patti to our Board of Directors and are looking forward to working with them. Lisa’s business acumen and significant technology focus combined with Patti’s extensive omni-channel retail operations experience will provide valuable perspectives to G-III. As we continue to execute our strategy to unlock the value of our brands, their insights into omni-channel and data-driven retail will support our management team’s plans.”

Lisa Wardell currently serves as Executive Chairman of the Board of Directors for Adtalem Global Education, a leading workforce solutions provider and healthcare education company, after her successful five-year run as the company’s president and CEO and then CEO and Chairman. Lisa is also a member of the board of American Express Company, the Economic Club of Chicago, the Executive Leadership Council, CEO Action for Diversity and Inclusion and the Fortune CEO Initiative and a fierce advocate for diversity and inclusion and access to education across diverse communities.

On joining the G-III Board, Ms. Wardell said, “It is an honor to join the dedicated management team and Board of G-III. The Company has a proven track record of success in delivering results and enhancing shareholder value. I look forward to partnering with this elite team of executives and board members to advance both G-III’s operational expertise, as well as its commitment to driving positive social impact for all stakeholders and the communities G-III serves.”

Patti Ongman currently serves as an external advisor to a leading international consulting company, where she provides guidance to their clients on digital and retail projects. Patti is also a member of the New Yorkers for Children Board of Directors where she serves on the Audit Committee. Previously, Patti served as the Chief Merchandising Officer of Macy’s, as well as the Chief Planning Officer, where she led the company’s merchandising function and omni-channel strategy implementation. Patti was the founding executive sponsor of WAM, an employee resource group for Women at Macy’s.

Ms. Ongman commented, “I’m honored to be joining G-III’s Board at this exciting time for the Company and the industry. Having worked as a retail partner of the Company while at Macy’s, I know firsthand that G-III is a partner of choice for a broad and diverse group of retailers and e-tailers. The Company’s diversified product categories, distribution expertise and well-developed manufacturing capabilities are impressive. I look forward to supporting the team as they further build upon their success and partnering with the executive team and Board on Corporate Social Responsibility initiatives in striving towards change for global good.”

G-III also announced that Willem van Bokhorst and Jeanette Nostra-Katz, two long-standing members of G-III’s Board of Directors, have notified the Company that they will not stand for re-election at the Company’s Annual Meeting of Stockholders to be held in June.

Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “While they will remain on our Board through June, I wanted to take this opportunity to thank Willem and Jeanette for their years of dedicated service to our Board of Directors. We are grateful for their valuable guidance and contributions to G-III’s success. Jeanette will continue in her role as a Senior Advisor to the Company and we wish Willem all the best in the future.”

After all these changes are effective, G-III will have a twelve-member board that includes four women and three individuals of diverse backgrounds, one of whom is a woman. In addition, independent directors will constitute 75% of the Board, up from 67% prior to these changes.

About G-III Apparel Group, Ltd.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc, Marc New York and Sonia Rykiel. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass brands.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 pandemic, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III Apparel Group, Ltd.

Company Contact:

Priya Trivedi

SVP of Investor Relations and Treasurer

(646) 473-5228

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235